Exhibit 10.2
LOGO

May 21, 2009

Mr. J. Ward McConnell, Jr., Chairman
Ms. Carrie Majeski, President
Art’s-Way Manufacturing Co., Inc.
5556 Highway 9 West
P.O. Box 288
Armstrong, IA 50514

Re:	Replacement and update to Commitment Letter dated April 30, 2009

Dear Ward and Carrie:

We are pleased to inform you that West Bank (“Bank”) commits to renew and increase your line of credit to $6,000,000 to Art’s-Way Manufacturing Company, Inc. and all affiliated entities (“Borrower”) to provide working capital financing under the following terms and conditions:

FACILITY/PURPOSE:	$6,000,000 Revolving Line of Credit with advances funding the working capital, letter of credit, and corporate credit card needs of Borrowers.

MATURITY DATE:	April 30, 2010

INTEREST RATE:	The Bank’s Prime Interest Rate (presently 3.25%) adjusted daily with an interest rate floor of 4.00%.

PAYMENT SCHEDULE:	Monthly interest only payments shall be required. All remaining unpaid principal and interest shall be due on the maturity date of April 30, 2010.

COLLATERAL:
First and paramount security and mortgage interests in all assets owned by the Borrower and all subsidiary companies including, but not limited to cash, inventory, accounts, accounts receivable, equipment, and real estate.

OTHER TERMS AND CONDITIONS:

1)	Borrowers agree to provide the Bank with the following financial reports:
a)
A monthly internally prepared balance sheet, income statements, accounts receivable aging schedules, and borrowing base certificates.  The borrowing bases shall limit the advances from Facility #1 to 60% of accounts receivable less than 90 days plus 60% of finished goods inventory and 50% of raw material inventories and work-in-process and shall be delivered within 30 days of each month end.

b)	CPA-prepared audited financial statement at the conclusion of Borrowers’ fiscal year-end.
2)
Borrowers agree to maintain a minimum debt service coverage ratio (measured at the conclusion of Borrower’s year-end) of 1.50 times.  This ratio is calculated by dividing net income plus all non-cash charges by current maturities of long-term debt.

3)	Borrowers shall maintain primary deposit accounts and credit card accounts at West Bank.
4)	Borrowers agree to maintain a maximum debt/tangible net worth ratio of 1.50 times and a minimum tangible net worth of $11,500,000 by each fiscal year-end.
5)	Borrower agrees to seek approval from the Bank prior to acquiring any new companies that would be included as affiliate or subsidiary entities of Borrower.
6)
Borrower agrees to limit capital expenditures to an amount of $500,000 each fiscal year without prior written consent from the Bank excluding the building addition completed in 2009 and the planned roof replacement to be completed in 2009.

7)
The aforementioned financial covenants and reporting also govern all existing long-term notes presently provided by Bank to Borrower.  A new comprehensive loan agreement shall be established between Bank and Borrower that reinforces the terms and conditions of this commitment to lend.

We appreciate the opportunity to provide this commitment for your consideration.  Please sign one copy of this letter where indicated below and return it to the Bank on or before May 29, 2009 at which time this commitment shall expire unless otherwise extended in writing by the Bank.  The terms of this financing proposal are not to be shared with anyone other than the CPA, attorney, Board, or management team of the Borrower(s).

Please contact me at (515) 222-2322 with remaining questions or issues.

Sincerely,
/s/ Kevin J. Smith
Kevin J. Smith
Sr. Vice President

We accept the aforementioned terms of this commitment letter this 26th day of May, 2009.

ART’S-WAY MANUFACTURING CO., INC.

By:	/s/ J. Ward McConnell, Jr.	By:	/s/ Carrie Majeski
J. Ward McConnell, Jr., Chairman		Carrie Majeski, President